Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 8, 2006 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment”) relating to the financial statements and financial statement schedules of CheckFree Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CheckFree Corporation for the year ended June 30, 2006.
DELOITTE & TOUCHE LLP
Atlanta, Georgia
August 24, 2007